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                                                                    EXHIBIT 10-Y


                        COLLECTIVE BARGAINING AGREEMENT

                   BETWEEN J.E. GOOLD & CO., PORTLAND, MAINE

                (A DIVISION OF BINDLEY WESTERN INDUSTRIES, INC.
                           OF INDIANAPOLIS, INDIANA)

                                      AND

          TRUCK DRIVERS, WAREHOUSEMEN AND HELPERS UNION LOCAL NO. 340





                                                                OCTOBER 21, 1994

                                                                       thru

                                                                OCTOBER 21, 1999
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                                     INDEX
                                     -----


1.       Access to Payroll Records                                  Page 34

2.       Bulletin Boards                                            Page 34

3.       Checkoff of Dues                                           Page 13

4.       Cooperation                                                Page 16

5.       Credit Union - DRIVE                                       Page 13

6.       Discharge or Suspension                                    Page  7

7.       Equipment                                                  Page 29

8.       Funeral Pay                                                Page 25

9.       Grievance Procedure                                        Page 10

10.      Health and Welfare                                         Page 30

11.      Holidays                                                   Page 18

12.      Hours of Work                                              Page 14

13.      Individual Retirement Account                              Page 34

14.      Job Stewards                                               Page  5

15.      Jury Duty                                                  Page 24

16.      Lie Detector Test                                          Page 10

17.      Management Rights                                          Page  3

18.      Military Service                                           Page 25

19.      New Employees                                              Page 26

20.      Non-Discrimination Clause                                  Page  9

21.      No Strikes or Lockouts                                     Page  5
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22.      Part-time Employees                                        Page 35

23.      Recognition                                                Page  1

24.      Seniority                                                  Page 26

25.      Sick Days                                                  Page 23

26.      Termination                                                Page 35

27.      Union Security                                             Page  2

28.      Vacations                                                  Page 21

29.      Wages                                                      Page 17








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                                   AGREEMENT

         AGREEMENT, entered into effective the 21st day of October, 1994 by and between J.E. GOOLD & CO., Portland, Maine, (a division of Bindley Western Industries Inc. of Indianapolis, Indiana) hereinafter called the "Company," and TRUCK DRIVERS, WAREHOUSEMEN AND HELPERS UNION LOCAL NO. 340, affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen & Helpers of America, hereinafter called the "Local or Union."

         The term of this Agreement shall be from October 21, 1994 through and including October 21, 1999.

                                   ARTICLE I
RECOGNITION

         The Company recognizes and acknowledges the Union as the exclusive representative for the purpose of collective bargaining in respect to rates of pay, wages, hours of employment and other conditions of employment of all regular full-time and part-time warehouse employees and drivers at the Employer's Portland, Maine location, but excluding telephone sales persons, electronic data processing employees, keypunch operators, office clericals, management employees, the Expediter and supervisors as defined in the Act.




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         This Agreement shall be binding upon a successor, assignee, purchaser, lessee, or other transferee of the company (hereinafter "the successor") only if the successor assumes this agreement in writing within 30 days of the transfer of the business, provided that if the successor elects not to assume this agreement, it shall negotiate with the Union with regard to the wages, hours and working conditions of its regular full-time and part-time warehouse employees and drivers at the Company's Portland, Maine location.

         The foregoing provisions do not relate to the Company's rights to subcontract bargaining unit work.





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                                   ARTICLE II
UNION SECURITY

         All employees of the Company presently covered by the Agreement shall remain members of the Union in good standing as to the payment of initiation fees and periodic dues. All new employees shall become and remain members of the Union in standing as to payment of initiation fees and periodic dues on the ninety-first (91st) working day immediately following their employment. The Company agrees to discharge, upon written request from the Union, any employee who does not tender to the Union the uniform initiation fees and/or periodic dues.

         In the event of any change in the law during the term of this Agreement, the Company agrees that the Union will be entitled to receive the maximum Union Security which may be lawfully possible.





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         No provision of this Article shall apply in any State to the extent that may be prohibited by State Law. If under applicable State Law, additional requirements must be met before any such provision may become effective, such additional requirements must be met.

                                  ARTICLE III
MANAGEMENT RIGHTS





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         Section 1.  Except to the extent expressly abridged by a specific provision of this Agreement, the Company reserves and retains solely and exclusively, all of its Common Law rights to manage the business. The sole and exclusive rights of management which are not abridged by this Agreement, shall include but are not limited to its rights to determine the existence or non-existence of facts which are the basis of management decision, to determine prices of products, volume of production and methods of financing, to drop a product line, to sell, transfer or lease the business or any part thereof free of the liabilities of this Agreement, to establish or continue policies, practices, procedures for the conduct of the business and, from time to time, to change or abolish such practices, policies, or procedures; the right to determine and from time to time to redetermine the number, location, relocations, and types of its operations, and the methods, processes and materials to be employed, to discontinue processes or operations or to discontinue their performance by employees of the Company; to determine and schedule the number of hours per day or per week operations shall be carried on; to select and to determine the number and types of employees required; to assign work to and to





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cross-train employees in accordance with the requirements determined by management, to promote, or demote employees, or to lay off, terminate, or otherwise relieve employees from duty for lack of work or other legitimate reasons, to determine the facts of lack of work, to make and enforce reasonable rules for the maintenance of discipline, to suspend, discharge, or otherwise discipline employees for just cause and otherwise to take such measures as management may determine to be necessary for the orderly, efficient and profitable operation of the business ... all to the best regard of its employees.

         The Company and the Union for the life of this Agreement, each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject matter not specifically referred to or covered in this Agreement.

         Section 2. The Company agrees not to subcontract delivery work provided that the costs of performing such work does not exceed by twenty (20%) percent, on a per stop basis, a viable bid from a subcontractor.

         Section 3. The Company shall have the right to establish and enforce standards of efficiency in connection with employee





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performance.  Such standards shall be in accordance with widely accepted standards within the industry. The Union reserves the right to challenge any such standard the Company establishes and enforces. In the first instance of discipline resulting from enforcement of a standard, the parties agree to allow the Union a reasonable time, from the date of a grievance being filed, to conduct their own study using experts hired by the Union, to determine if the standard is legitimate. During this interval, further discipline to any employee shall not exceed warnings, and all such warnings shall be contingent on the parties' agreement as to the legitimacy of the standard. If the parties cannot agree, all discipline subsequent to the initial grievance shall be contingent on the outcome of the arbitration of the initial grievance. In pursuing their rights to study and challenge a standard, it shall be the Union's burden to prove that such activities were engaged in with reasonable diligence, and that any delays in such activities were unavoidable.

         Section 4.

         The parties agree that if any term or condition of this Agreement is or becomes, as a matter of statutory or common law, unenforceable or unlawful, then said term or condition shall be





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excised from the Agreement, with the balance of the contract provisions remaining fully intact and binding on the parties.

                                   ARTICLE IV

NO STRIKES OR LOCKOUTS

         It is agreed that during the term of this Agreement, neither the Union, nor any of its members will engage or participate in, any strike, work stoppage or slowdown or cessation of work of any kind or nature whatsoever. The Company agrees there shall be no lockouts.

                                   ARTICLE V

JOB STEWARDS

         The Union may designate a job steward and alternate for each shift. No person shall hold the office of job steward unless he or she is a regular employee of the Company.

         No person shall have or exercise any of the authorities, powers of duties of the job steward or alternate in dealing with the Company unless and until written notice of his appointment, signed by the Union, revoking a prior appointment, if any, shall have been sent to the Company.





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         Job stewards may collect dues during lunch period or breaks. The job steward may transmit messages and information which shall originate with and are authorized by the Local Union or its officers provided such messages and information: (a) have been reduced to writing or (b) if not reduced to writing are of a routine nature and do not involve work stoppages, slowdowns, refusal to handle goods or any other interference with the Employer's business.

         Shop stewards or their alternate shall be permitted to adjust grievances or complaints during working hours without loss of pay, provided however, that no job steward shall leave his regular work for the purpose of adjusting grievances or complaints without first reporting to and obtaining permission of the Operations Manager. Such permission will be granted unless it interferes with any important operation in progress at that time.

         Job stewards have no authority to take strike action or any other action interrupting the Employer's business in violation of this Agreement, or any action in violation of the law, except as authorized by official action of the Union. The Employer recognizes these limitations and shall have authority to render





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proper discipline, including discharge without recourse to such job steward or alternate if he or she be an employee, in the event the steward or alternate has taken unauthorized action as defined above. The Company shall not hold the Union liable for any unauthorized acts. However, upon notification to the Union, if the unauthorized acts are not stopped, then the Union shall be held liable.

                                   ARTICLE VI


DISCHARGE OR SUSPENSION

         Section 1. The Employer shall not discharge nor suspend any employee without just cause. In all cases involving the discharge or suspension of an employee, the Company must immediately notify the employee in writing of his discharge or suspension and the reason therefor. Such written notice shall also be given to the shop steward, and a copy mailed to the Local Union office, within five (5) working days from the time of the discharge or suspension.

         Section 2. The Employer will be allowed to discharge an employee immediately without written warning for serious offenses such as the following:





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         (1)     falsification or alteration of timecards, forging or punching fellow employee's timecard;

         (2) operating company owned vehicle while under driver's license suspension;

         (3) use of company property for personal use without permission from management;

         (4) use or possession of intoxicating beverages or drugs or reporting for work under the influence of intoxicating beverages or drugs;

         (5)     theft of company or employee property;

         (6)     the carrying of unauthorized passengers in company vehicles;
                 and

         (7) the possession of firearms or dangerous weapons of any kind anywhere on company premises.

The seven enumerated discharge offenses listed above are for purposes of illustration only, and are not intended to limit the Company's discretion to discharge employees for other serious offenses.

         The Company agrees that it will not force an employee to cross a picket line or make him subject to discharge or suspension if he refuses to cross a picket line.





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         Section 3.  Any employee discharged or resigning after giving ten (10)
working days notice must be paid in full for all wages owed him by the employer, including earned vacation pay, on the next regular pay day or within seven (7) days from the date of discharge or resignation, whichever is sooner. Once the ten (10) working day resignation notice has been submitted, the employee shall not be entitled to use any accrued paid leaves without prior written permission from the Company. An employee may, with written approval of the Company, withdraw his/her resignation during this ten (10) working day notice period.

         Section 4. A discharged or suspended employee must advise his Local union in writing, within five (5) working days after receiving notification of such action against him, of his desire to appeal the discharge or suspension. Notice of appeal from discharge or suspension must be made to the Employer in writing within ten (10) days from the date of discharge or suspension.

         Section 5. Should the Company agree that an injustice has been done a discharged or suspended employee, he shall be fully reinstated in his position and compensated at his usual rate of pay for lost work opportunity. If the Union and the Employer are unable to agree as to the settlement of the case, then it may be





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referred to the grievance machinery as set forth in ARTICLE IX, within fifteen
(15) days after the above notice of appeal is given to the Employer.

                                  ARTICLE VII

NON-DISCRIMINATION CLAUSE

         Section 1. The Employer and the Union agree not to discriminate against any individual with respect to hiring, compensation, terms or conditions of employment because of such individual's race, color, religion, sex, national origin, age, or disability, nor will they limit, segregate or classify employees in any way to deprive any individual employee of employment opportunities because of race, color, religion, sex, national origin, age, or disability.

         Section 2. The Company and the Union agree that there will be no discrimination by the Company or the Union against any employee because of his or her membership in the Union or because of any employee's activity and/or support of the Union.

         Section 3. The Company and the Union agree that, to the extent the terms or application of the terms of the parties' Agreement conflict with the provisions of the Americans with





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Disabilities Act of 1990 (hereafter "ADA") as the parties understand said law, the parties shall seek to apply and adhere to the provisions of the Agreement to the fullest extent allowed by law.

                                  ARTICLE VIII

LIE DETECTOR TEST

         The Company shall not require, request or suggest that an employee take a polygraph or any other form of lie detector test. However, this shall not restrict the right of local, state or federal law enforcement officials or Drug Enforcement Administration (DEA) officials to conduct such tests in conjunction with violations of local, state or federal laws.

                                   ARTICLE IX

GRIEVANCE PROCEDURE

         Section 1. Any disputes arising out of the application or interpretation of any of the provisions of this Agreement shall be presented to the Company within five (5) working days of the occurrence and handled in the following manner.





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         STEP 1 - The aggrieved employee or employees will first present the grievance to the job steward. The job steward will take up the grievance with the Operations Manager. Three (3) working days will be allowed to reach a satisfactory settlement.

         STEP 2 - If a settlement has not been effected, the Union Business Representative will take up the matter with a representative of the Company's top management with authority to act upon such grievance within five (5) working days. A decision must be rendered within five
         (5) working days.

         STEP 3 - If no satisfactory settlement can be agreed upon, either party may request that the dispute be submitted to arbitration, which request must be initiated within ten (10) working days subsequent to the conclusion of the Step 2 process. The party requesting arbitration shall give notice of its intent to arbitrate by sending the other party written notification, which notification shall also indicate if the requesting party desires to use the applicable arbitrator from a mutually agreed upon panel. Those arbitrators on the panel shall be assigned cases on a





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         rotating basis.  The requesting party may elect to forego the panel and file for arbitration with the American Arbitration Association (hereafter "AAA"). If the party who requests arbitration chooses to use the arbitrator from the agreed upon panel, the other party shall have ten (10) days from the date of receipt of notification to elect to forego the panel and file the matter with the AAA. The party filing with AAA shall be responsible for paying the entire AAA filing fee.

         All arbitrations shall be conducted in accordance with the rules of the AAA. The decision of the arbitration shall be final and binding on all parties concerned.

         Section 2. The arbitrator appointed under the above procedure shall interpret the provisions of this Agreement. He shall have no power to enlarge upon or reduce the obligations of parties under this Agreement. The arbitrator's fee shall be borne equally by the Company and the Union.

         Section 3. A dispute or grievance not presented within the time limits specified shall not be subject to arbitration. A grievance proposed by the Company shall be handled under STEPS 2 and 3 outlined above.





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         Section 4.  At the request of a grievant, the shop steward or business agent may be present at any discussion of a grievance between the grievant and management provided that this Article shall not otherwise affect or impair the right of management to speak or meet with individual employees or groups of employees on any matter.

         Section 5. With respect to any statutory claim or right which could also be asserted by an employee pursuant to this Agreement, the parties agree that every attempt will be made to resolve such disputes using the grievance and arbitration mechanism provided for in Article IX, which the parties agree is the preferred dispute resolution process for all such employment related statutory claims and disputes. Without limiting the foregoing, it is understood that an employee may have certain statutory employment protections or claims which are not covered by this Agreement, and this provision is not intended in any way to limit such claims and protections.





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                                   ARTICLE X
CHECKOFF OF DUES

         The Employer agrees to deduct from the pay of all employees covered by this Agreement, the dues and initiation fees of the Local Union having jurisdiction over such employees and agrees to remit to said Local Union of all such deductions prior to the end of the month for which the deduction is made. Where laws require written authorization by the employee, the same is to be furnished in the form required. No deduction shall be made which is prohibited by applicable law.

         The Union shall indemnify and save the Company harmless against all claims and suits which may arise by reason of making any such deduction and remitting the same to apparently authorized officials of the Union.





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                                   ARTICLE XI
CREDIT UNION - DRIVE

         The Employer agrees to deduct an amount each week from the wages of those employees who shall have given the Employer written notice to make such deductions for the credit union and for DRIVE (Democrats, Republicans, Independents Voter Education). The amount so deducted for the DRIVE shall be to the Local Union once each month. The Employer shall not make deductions and shall not be responsible for remittance to the credit union or DRIVE for any deductions for those weeks during which the employee's earnings shall be less than the amount authorized for deductions. Employees shall arrange for the Company to be notified in writing by the Union of the amount to be so deducted. Such amounts may be changed for the succeeding quarter if the Union provides the Company with written notice of the change on or before the 15th day of March, June, September and December, respectively.

         The Union shall indemnify and save the Company harmless against all claims and suits which may arise by reason of making





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any such deduction and remitting the same to apparently authorized officials of the Union.





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                                  ARTICLE XII
HOURS OF WORK





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         Section 1.  The work week shall consist of five (5) consecutive days,
Monday through Friday, except for employees filling the existing position which has a work week consisting of four week days and Saturday, which position may be continued at the option of the Company and except for employees on the night shift whose work week shall begin on Sunday evening. After the date of this Agreement, the Company may establish similar positions with a work week of four days and Saturday provided that the employee is given notice that the position involves such a work week at the time the job is posted or that he is hired and further provided that employees of the Company on October 21, 1981 shall not be assigned such a split work week unless they bid on such a position and are awarded the bid. The Company may establish a work week consisting of four (4) ten-hour days for any of its drivers provided that any such work week shall include at least two consecutive days off and shall not include Sunday.
Drivers will be permitted to bid on four (4) ten-hour day weeks by seniority, provided that if there are insufficient bids, jobs will be assigned by reverse seniority within driver classification. Warehouse employees hired after 10/20/87 may be assigned to a four (4) ten-hour day week. Warehouse employees as





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of 10/20/87 may be assigned to a four (4) ten-hour day week on a voluntary basis.  Forty (40) hours shall constitute a normal week's work.

         Section 2. All work in excess of forty hours (40) in a work week shall be paid for at the rate of time and one-half.

         Section 3. Exclusive of lunch periods, eight (8) hours will constitute a day's work for all employees. Work performed in excess of eight
(8) hours shall be paid for at the rate of time and one-half provided that if an employee is assigned a four (4) day ten-hour work week by the Company, work performed in excess of ten (10) hours per day shall be paid at the rate of time and one-half. The Company shall not pay overtime on overtime or the pyramiding of such overtime.

         Section 4. All employees will be granted an unpaid lunch period of not less than one-half (1/2) hour nor more than one hour per day as the Company shall determine. All employees will be allowed to take their lunch break no later than the fifth (5th) hour.

         Section 5. All employees will be allowed two paid fifteen minute breaks, one in the morning and one in the afternoon.





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         Section 6.  When overtime is required, each employee will be expected to work overtime hours unless he has an acceptable excuse and is excused by management. The Company reserves the right to require employees to work overtime if necessary to complete work, provided they are notified no later than one hour prior to their scheduled quitting time and further provided that such employees shall be permitted to use the Company telephone to make necessary arrangements after reporting to and obtaining permission of the Operations Manager. Such permission will be granted unless it interferes with any important operation in progress at the time.

                                  ARTICLE XIII

COOPERATION

         Section 1. To further promote the goals and objectives of this Article, the Company and the steward(s) shall meet periodically to discuss matters and concerns relating to the cost-efficient operation of the warehouse and delivery part of the Company's business, as well as the fair and reasonable administration of the Company's rules and policies.





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         Section 2.  If any employee for whom work is available in his or her own job is temporarily transferred to work in another job classification for the convenience of the Employer, such employee shall receive either the rate of the job classification to which he or she is temporarily transferred to or his or her own classification job rate, whichever is higher.

         Section 3. Supervisory employees are employed primarily for supervisory purposes; however, supervisors may instruct employees and under emergency situations may perform bargaining unit work. The Company agrees to keep such work to a minimum, taking into consideration the need and desire of both the Company and the Union for the Company's operations to be profitable and its customer relations good. "Emergency" is defined as an unforeseen combination of circumstances which calls for immediate action to prevent delay in the processing of orders scheduled to be shipped during the current day's cycle or any other circumstances that involves severe delays in the handling of incoming merchandise or return merchandise.

         Section 4. Physical inventories as determined by the Company may be conducted by all Company personnel. The Company





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may assign employees to work overtime in connection with taking physical inventory without regard to seniority.

                                  ARTICLE XIV

WAGES

         Section 1. Commencing on the effective date of this contract, October 21, 1994 and lasting for the entire contract term, wages for all full-time employees shall be paid in accordance with the Appendix A, B, C, D and E wage schedules.

         New employees shall receive seventy (70%) percent of the lowest rate in the employee's classification during their first three months, eighty (80%) percent the next three months, and ninety (90%) percent for the balance of the new employee's first year. After one year, the rate of pay shall be increased to the lowest rate in the employee's classification.

         All part-time employees shall be paid $8.00 per hour. Part-time employees will be paid part-time employee rates after the ninety (90) working day probationary period, except that seasonal/fill-in part-time employees defined as seasonal employees who stay on during the year working irregular shifts,





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hired after October 20, 1989 shall be paid at the rate of $6.60 per hour.

         If the regular starting time assigned is 8:00 p.m. or after employees shall be paid .40c. differential per hour.

         Section 2. The Company shall be allowed to calculate "hours' worked" in accordance with any time-keeping system permissible under federal and state wage and hour laws. Employees shall be given reasonable advance notice of any changes in the Company's time-keeping system, and an explanatory posting shall accompany such change.

                                   ARTICLE XV

HOLIDAYS

         Section 1. The following days shall be observed as holidays with full pay: i.e., eight hours pay at basic straight time rates.





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         - New Year's Day                             - Veteran's Day
         - Washington's Birthday                      - Thanksgiving Day
         - Memorial Day                               - Christmas Eve - 1/2 day
         - Independence Day                           - Christmas Day
         - Labor Day                                  - Employee's Birthday
         - Martin Luther King's

         In lieu of celebrating Washington's Birthday, Martin Luther King Day, and Veteran's Day, employees shall be given three (3) floating holidays to accommodate the needs of the business. Floating holidays will be scheduled in advance by the employee seeking the holiday. Employees shall make requests to take a floating holiday at least seven (7) days in advance of the holiday being requested. The Company shall notify the employee within forty-eight hours after receiving a request if the day can be granted. Failure to notify the employee shall be assumed to mean the request has been granted. Permission to take floating holidays shall not be unreasonably withheld. Floating holidays will be granted on the basis of seniority should employee requests conflict; however, within seven (7) days of an employee's approved selection of a holiday, a junior employee's selection cannot be superseded by a senior employee. Floating





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holidays may be granted with shorter notice for compelling reasons, such as an emergency. Additionally, subject to the approval of the Company, employees may be permitted to exchange floating holidays.

         Section 2.  To qualify for a holiday an employee must:

         a. Have worked for the Company for ninety (90) working days prior to the date of the holiday.

         b.      Be a full-time employee.

         c. Must have worked both the last scheduled work day before and after the holiday. Must have a doctor's paper if absent due to sickness. If an employee is hurt on the job within one week, (7) days, of the scheduled holiday, the Company will pay the employee his holiday pay.

         d.      Must not be on a leave, layoff, or a similar inactive status.

         Section 3. The employee's birthday holiday shall be scheduled by mutual consent on a day during the month when his birthday occurs.

         Section 4. All work performed on a paid holiday, noting Section 3 above, shall be compensated as follows; that is, eight





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hours basic straight time holiday (Section 1) pay plus time and one-half for all hours of work performed on such holiday, except that the night shift shall take off each holiday on the regular shift which commences the evening before the holiday begins and shall work the regular shift which begins on the night of the holiday without any holiday premium.

         Section 5. If the holiday falls on Sunday, the holiday will usually be celebrated the following Monday. If a wholesale drug warehouse competitor serving the same area which this Company serves shall remain open on Monday following a Sunday holiday, the Company shall have the option to open or close such Monday. If warehouse is open on Monday holiday, the employee shall be paid in accordance with Section 4 above.

                                  ARTICLE XVI

VACATIONS

         Section 1. Employees shall receive annual vacations with pay provided that they have been employed in accordance with the following schedule:





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                 PERIOD OF EMPLOYMENT                                 VACATION
                 --------------------                                 --------
                 1 year through 7 years                               2 weeks

                 8 years through 14 years                             3 weeks

                 15 years and above                                   4 weeks

         Section 2. The vacation allowance will be paid to full-time employees only.

         Section 3.  The vacation allowance shall be on the basis of a forty
(40) hour week at basic straight time pay.

         Section 4. Holidays occurring during the employee's vacation period shall be counted as part of the employee's vacation time but he shall receive the holiday pay under Article XV, in addition to his vacation pay.

         Section 5. Any employee who has completed the required service shall be granted a vacation within the subsequent twelve (12) month period of their anniversary date.

         The Company has the right to establish a number of employees in the bargaining unit and/or in each classification or department who can be on vacation during any week of the vacation period, provided that all employees shall have the opportunity to take their vacation during the subsequent twelve
(12) months of their anniversary date.





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
         Unless mutually agreed, the vacation schedule must be posted by the Employer not later than March 1st to allow employees in the order of their seniority to make their vacation selection. The schedule shall remain posted for thirty (30) days, after which time it shall be taken down. Employees in the first 50% from the top of the seniority list must make their selection within the first fifteen (15) days after posting. The balance of the employees shall make their selection in the remaining fifteen (15) days. Any employee failing to make his selection during such periods shall be assigned to whatever vacation period may be open.

         An employee entitled to two or three weeks of vacation may not, without the Employer's consent, take such weeks consecutively and no employee shall be allowed to select more than one week of vacation during the months of June, July and August without the Employer's consent. An employee's annual vacation cannot contain more than one Monday holiday.

         Section 6. Vacations as herein provided are not cumulative from year to year and shall be taken during the subsequent twelve (12) month period following the employee's anniversary date.

         Section 7. Employees who are eligible for vacations who have been absent during the eligibility year for reasons of sickness or injury off the job, or a layoff shall receive their vacations on a pro-rated basis in accordance with the following formula:

              Period worked
             during the year                                  Percentage
             ---------------                                  ----------
                  [S]                                              [C]
                   3 months                                         25%
                   6 months                                         50%
                   9 months                                         75%
                  12 months                                        100%

                                  ARTICLE XVII
SICK DAYS

         Based on the employee's date of hire and subsequent annual anniversary date, each employee shall be entitled to sick leave under the following schedule:

             Period of Employment                Days of Sick Leave
             --------------------                ------------------
             6 months to 1 year                              3 days
             1 year to 5 years                               6 days
             5 years and beyond                              7 days

         Section 2. Sick leave pay is intended to compensate an employee who suffers a temporary illness. The Company may request the employee to submit a medical certificate certifying to the illness or to be examined by a physician selected by the Company. If the Company makes the request it will pay for the physician's fee. The employee shall be paid two (2) hours pay if the visit to a physician selected by the Company is not scheduled during the shift to which his sick leave applies or is not otherwise scheduled during company time. Employees may use their paid sick leave in four (4) hour increments, at a minimum.

         Section 3. Unused sick leave for the prior year only shall be paid in cash to each employee during the second week of December unless the employee requests that his unused sick leave accumulate for the following year which shall be permitted up to a maximum of 30 days. Employees shall be entitled to payment for accumulated sick leave from prior calendar years on termination of employment.

         Section 4.  Workers' Compensation Payback
         Any employee who is paid and is subsequently determined to be eligible for workers' compensation benefits and subsequently receives workers' compensation benefits shall reimburse the Company for all days which workers' compensation was paid in which the injured employee received paid leave benefits. The employee can either reimburse the Company in accordance with the reimbursement procedure as established by the Company or the employee can notify the Company to adjust the workers' compensation benefit to reflect the payment already received by the employee by the use of a paid leave benefit.
In no case shall the employee be entitled to a double payment of compensation for a day's absence.

                                 ARTICLE XVIII
JURY DUTY

         Employees who are called for Jury Duty and who actually serve shall receive the difference between their regular straight time pay and the payment they receive while on Jury Duty, provided that they submit to the Company receipts for Jury Duty payment.

                                  ARTICLE XIX

MILITARY SERVICE

         The applicable provisions of the military service act with respect to re-employment shall be complied with in connection with the return to work of present employees and former employees in the military service on the effective date of this Agreement.

                                   ARTICLE XX

FUNERAL PAY

         An employee who is absent from work because of death in his immediate family shall receive, provided he attends the funeral, up to, but not more than, three (3) days pay for time lost because of such reason from regularly scheduled work from the date of such death to the date of the day after the funeral, both dates inclusive. The term immediate family shall include spouse, child, mother, father, guardian, mother-in-law, father-in-law, brother, sister, stepmother, stepfather, stepchildren and grandparents. An employee who is absent from work to attend the funeral of the employee's sister-in-law or bother-in-law shall receive one (1) days pay for actual time lost from regularly scheduled work. The employee shall furnish the Employer with satisfactory proof of death. The provision also applies to part-time non-probationary employees.

                                  ARTICLE XXI
NEW EMPLOYEES

         New employees shall not be entitled to seniority rights until such employee has completed his probationary period of ninety (90) working days. The probationary period may be extended beyond ninety (90) working days by mutual agreement. The Company may discharge the employee without recourse within the ninety (90) working day period or any extension thereof without cause.

                                  ARTICLE XXII
SENIORITY

         Section 1. Plantwide seniority will be in effect for layoffs and recalls and for bidding on posted jobs. Separate seniority lists shall be kept
(1) for regular part-time employees defined as part-time employees assigned to a regular shift on a year round basis; and (2) for seasonal/fill-in employees defined as part-time employees who are not assigned to a regular shift on a year round basis. Regular part-time employees shall have bidding rights on full-time positions after full-time employees but ahead of seasonal/fill-in employees. Seasonal/fill-in employees have bidding rights on regular part-time positions and full-time positions after regular part-time employees but ahead of new hires. Bidding rights shall be subject to management determination of qualification.

         Section 2. The Company will be divided into the following departments and classifications:

         Department:                   Warehouse
         ----------
         Classifications:              1.       Picker
         ---------------
                                       2.       Class II Receivers, Shippers
                                                and Special Projects

                                       3.       General Warehouse Class III
                                                Helpers and Packers

         Department:                   Trucking
         ----------
         Classification:               Truck Drivers
         --------------

Overtime will be offered to the most senior qualified employee within the classification. If overtime is refused by all members of the classification, the junior person or persons in the classification must perform the work.

         Management has the right to assign work to employees within their classification and has the right to change such work assignments with the classification at its discretion without posting for bids. When an opening occurs within a classification, it shall be open for bid only to employees outside of that classification. When management assigns an employee with a rate of pay above the lowest rate within his classification to different work within his classification, he shall continue to receive his prior rate of pay in his new assignment.

         Section 3. All permanent job openings will be posted for five (5) working days on the main bulletin board. The employee will sign a bid form which will be available from the Operations Manager. At the end of the period, the opening will be awarded on a thirty (30) working day trial period. The determination of qualifications shall be deemed one of the management rights as outlined in Article III. The Union will be advised as to the selection made. If management decides that an employee may return to his/her former job, and any other employee who has changed jobs as a direct or indirect result of the initial award of the job in question shall be simultaneously returned to his previous job. Part-time openings due to seasonal work will not be put up for bids. Seasonal covers June, July and August. With respect to the first shift job classification which requires an employee to be able to drive a delivery truck and also to perform the job responsibilities of warehouse worker III, the Company shall have the sole authority to determine an appropriate number of driver/warehouse worker III positions to be filled. Any subsequent posting for the first shift work assignment shall be posted as a warehouse worker III position only.

         Section 4. Loss of time due to sickness, accident or temporary layoff shall not be construed so as to interfere with an employee's length of service.

         Section 5. An employee desiring a leave of absence from the Company shall secure written permission from the Company with notification to the Union. Failure to comply with this provision shall result in discharge of the employee. If the employee is granted a leave of absence and secures employment with another company, he will be subject to discharge.

         Section 6. All rights of an employee accrued under this Article shall be lost in the event of a break in continuous service for the Company caused by any one of the following:

         A.      Discharge for just cause.

         B.      Voluntary resignation.

         C. Layoff for lack of work for more than twelve (12) consecutive months.

         D. Failure to report to work within three (3) working days, (or five (5) working days if employed) of receipt of recall notice.

         E. Absence from work for a period of more than two (2) days without notice to the Company (unless substantial justification prevents the giving of timely notice.)

         F. Medical leave of absence for a period of twelve (12) consecutive months or more, regardless of cause or reason.

         Employees who become absent or who are currently absent for any reason shall be required to pay for the full amount of health insurance consistent with COBRA requirements at such time as the employee's absence is in excess of six (6) months (regardless of when such absence commenced, or will in the future commence).

                                 ARTICLE XXIII
EQUIPMENT

         Defective equipment will be reported to the Operations Manager by responsible employees. The intent of the Company is to maintain vehicles in serviceable condition with working heaters and defrosters and in compliance with state and federal safety regulations.

                                  ARTICLE XXIV
HEALTH AND WELFARE

         Section 1. All insurance coverages shall apply to full-time employees only. Coverage will begin upon successful completion of the employee's ninety
(90) day working day probationary period.

         Section 2. The Company will provide life insurance benefits, free of charge to the employee at the rate of one and one-half (1-1/2) times his basic annual earnings, rounded to the next $1,000.00, not to exceed $35,000.00. Basic annual earnings are computed by multiplying the employee's basic hourly rate times two thousand and eighty (2,080) hours.

         Section 3. The Company will provide, free of charge, Accidental Death and Dismemberment Insurance to the employee at the rate of one and one-half (1-1/2) times his basic annual earnings as calculated above, not to exceed $35,000.00

         Section 4. Upon attainment of age 70 by an active employee, the amount of Life Insurance is reduced by 50% to a maximum of $5,000.00 and the AD&D is discounted.

         Section 5. At no cost to employees except as otherwise provided for in Article XXIV, Section 12, health insurance will be provided according to the schedule below:

         A. Hospital Expense Benefits - Insurance coverage for hospitalization expenses, including outpatient department charge incurred as a result of minor surgery, emergency treatment of an accident within 48 hours and pre and post admission testing are eligible for the Hospital benefit, shall be in accordance with the provisions of Paragraph D below.

         Reasonable and customary charges for Intensive Care are covered.

         B. Surgical Expense Benefit - 80% of reasonable and customary surgery.

         C.      Major Medical Benefit - Maximum of $1,000,000 per lifetime.

         D. Co-insurance - 80% of the first $5,000.00, 100% thereafter for the calendar year not to exceed major medical maximum. The maximum out-of-pocket expense for the employee including deductible as required by section E shall be $1,200.00 for one person coverage and $3,600.00 per family (based on three persons).

         E. Calendar Year Deductible - $200.00 per individual, and $600.00 per family.

         F.      Daily Room and Board Maximum - Semi-Private.

         G.      Intensive Care Allowance - Reasonable and Customary.

         H.      Convalescent Hospital Allowance - 50% of Semi-Private charges.

         I.      Home Health Care - Is considered a covered expense.

         J.      Mental Health Benefit -
                 Inpatient - same as any other hospital expense subject to a maximum of 31 days in any consecutive 12-month period, not to exceed $25,000.00 per lifetime.
                 Outpatient - 50% of usual and customary charges - up to a maximum of $1,000.00 per 12-month period; subject to a lifetime maximum of $25,000.00.

         K.      Maternity - treated as any other disability.

         L. Utilization Review - the requirement of obtaining pre-approvals and secondary opinions as currently exists shall remain intact.

         Section 6. The Company will provide non-occupation sickness and accident insurance coverage of $225.00 per week during the 1994-1999 contract period for a maximum of thirteen (13) weeks for full-time employees only. There is an 8-day waiting period until benefits are paid. Maternity is included.

         Section 7.  The Company will provide long-term disability coverage
(LTD) at no cost to the employee similar to that described in the plan described in the booklet entitled J.E. Goold & Co. Group Benefits dated July, 1989.

         Section 8. Should any Federal or State Social Security Law be enacted and put into effect during the period of this Agreement, providing benefits paralleling any of those contained herein and imposing the cost thereof upon the Employer, then and to that extent only shall such paralleling benefit provided herein become inoperative and cancelled in the policy of insurance and the Employer shall be relieved of the cost thereof in order to avoid duplication of insurance costs.

         Section 9. The Company will provide to the employee and his or her dependent children, a paid prescription plan which provides that employees will be issued a prescription card which enables them to purchase covered prescription generic drugs at no cost and covered prescription brand named drugs at a price of $5.00 per prescription during the duration of the contract period. Each prescription filled and subsequently re-filled shall be limited to a thirty (30) day supply.

         Section 10. The Company will provide to the employee and his or her dependent children a basic dental plan similar to that described in the J.E. Goold & Co. Employee Benefit Plan Summary Plan Description dated January 1, 1994.

         Section 11. The Company will provide a vision care benefit to the employee and his or her dependent children up to a maximum family limit of $200.00 per year similar to that described in the J.E. Goold & Co. Employee Benefit Plan Summary Plan Description dated January 1, 1994.

         Section 12.  Employee Insurance Contributions

         A. Current employees who elect group health and group dental insurance coverage shall be required to contribute, through weekly payroll deductions, the amount of eight ($8.00) dollars per week from November 30, 1995 to October 22, 1996; twelve ($12.00) dollars per week from October 23, 1996 through October 17, 1997; sixteen ($16.00) dollars per week from October 18, 1997 through October 23, 1998; and twenty-four ($24.00) dollars per week for all subsequent time periods.

         B. New employees shall be required to contribute, through weekly payroll deductions, twenty-four ($24.00) dollars per week for group health and dental insurance coverage as soon as they are eligible for and elect to receive such insurance coverage.

                                  ARTICLE XXV

INDIVIDUAL RETIREMENT ACCOUNT

         Each year, for all full-time and part-time employees who have successfully completed the ninety (90) working day probationary period as of the end of the second pay period in December, the Company will pay the following percentages of straight time, post-probationary earnings during that year, which the employee may at his or her option use to fund a voluntary IRA (Individual Retirement Account):

                 1994                   Three (3%) percent
                 1995                   Three (3%) percent
                 1996                   Three and one-half (3 1/2%) percent
                 1997                   Four (4%) percent
                 1998                   Four (4%) percent

                                  ARTICLE XXVI
ACCESS TO PAYROLL RECORDS

         Authorized representatives of the Union will be allowed by the Company access to payroll records and work logs for the purpose of adjusting grievances.

                                 ARTICLE XXVII
BULLETIN BOARDS

         The Company agrees to provide space on its bulletin boards for the posting of official notices relating to Union meetings and other Union affairs.

                                 ARTICLE XXVIII

PART-TIME EMPLOYEES

         Any part-time non-probationary employee shall receive only the IRA option and funeral leave as contained in this Agreement.

                                  ARTICLE XXIX

TERMINATION

         The terms and conditions of this Agreement shall, except as herein otherwise expressly provided, become effective the 21st day of October, 1994 and shall continue in full force and effect up to and including the 21st day of October, 1999, and thereafter from year to year unless and until either party shall give to the other notice by registered or certified mail at least sixty
(60) days prior to the expiration date in 1999, or to the expiration date in any year thereafter of any intention to terminate, cancel or modify the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed the day and year first above written.



J.E. GOOLD & CO.;                          TRUCK DRIVERS, WAREHOUSEMEN
DIVISION OF BINDLEY-WESTERN                AND HELPERS UNION LOCAL 340
INDUSTRIES, INC.


By:___________________________             By:___________________________

Its:__________________________             Its:__________________________


                                           By:___________________________

                                           Its:__________________________


                                           By:___________________________

                                           Its:__________________________

                                   APPENDIX A



J.E. GOOLD & COMPANY
BASE PAY SCALE AS OF NOVEMBER 30, 1995


                                                            (80%)            (90%)
                                            (70%)           THREE             SIX             FULL-TIME
                                           STARTING         MONTH            MONTH            PERSONNEL
                                           PAY              RAISE            RAISE          AFTER 1 YEAR
CLASS III WAREHOUSE HELP                    $ 6.65          $ 7.60           $ 8.55             $ 9.50

CLASS II WAREHOUSE                          $ 6.72          $ 7.68           $ 8.64             $ 9.60

REGULAR TRUCK DRIVER                        $ 6.72          $ 7.68           $ 8.64             $ 9.60

DRIVER CLASS II                             $ 7.07          $ 8.08           $ 9.09             $10.10

DRIVER CLASS I                              $ 7.77          $ 8.88           $ 9.99             $11.10

                                   APPENDIX B



J.E. GOOLD & COMPANY
BASE PAY SCALE AS OF MARCH 1, 1996


                                            (70%)            (80%)            (90%)            FULL-TIME
                                           STARTING          AFTER            AFTER            PERSONNEL
                                             PAY            3 MONTHS         6 MONTHS         AFTER 1 YEAR
CLASS III WAREHOUSE                         $ 7.18           $ 8.20           $ 9.23             $10.00

CLASS II WAREHOUSE                          $ 7.07           $ 8.08           $ 9.09             $10.10

REGULAR TRUCK DRIVER                        $ 7.07           $ 8.08           $ 9.09             $10.10

DRIVER - CLASS II                           $ 7.42           $ 8.48           $ 9.54             $10.60

DRIVER - CLASS I                            $ 8.12           $ 9.28           $10.44             $11.60

                                   APPENDIX C



J.E. GOOLD & COMPANY
BASE PAY SCALE AS OF MARCH 1, 1997


                                            (70%)            (80%)            (90%)            FULL-TIME
                                           STARTING          AFTER            AFTER            PERSONNEL
                                             PAY            3 MONTHS         6 MONTHS         AFTER 1 YEAR
CLASS III WAREHOUSE                         $ 7.53           $ 8.60           $ 9.68             $10.50

CLASS II WAREHOUSE                          $ 7.42           $ 8.48           $ 9.54             $10.60

REGULAR TRUCK DRIVER                        $ 7.42           $ 8.48           $ 9.54             $10.60

DRIVER - CLASS II                           $ 7.77           $ 8.88           $ 9.99             $11.10

DRIVER - CLASS I                            $ 8.47           $ 9.68           $10.89             $12.10

                                   APPENDIX D



J.E. GOOLD & COMPANY
BASE PAY SCALE AS OF JANUARY 1, 1998


                                            (70%)            (80%)            (90%)            FULL-TIME
                                           STARTING          AFTER            AFTER            PERSONNEL
                                             PAY            3 MONTHS         6 MONTHS         AFTER 1 YEAR
CLASS III WAREHOUSE                         $ 7.53           $ 8.60           $ 9.68             $11.00

CLASS II WAREHOUSE                          $ 7.77           $ 8.88           $ 9.99             $11.10

REGULAR TRUCK DRIVER                        $ 7.77           $ 8.88           $ 9.99             $11.10

DRIVER - CLASS II                           $ 8.12           $ 9.28           $10.44             $11.60

DRIVER - CLASS I                            $ 8.82           $10.08           $11.34             $12.60

                                   APPENDIX E



J.E. GOOLD & COMPANY
BASE PAY SCALE AS OF OCTOBER 21, 1998


                                            (70%)            (80%)            (90%)            FULL-TIME
                                           STARTING          AFTER            AFTER            PERSONNEL
                                             PAY            3 MONTHS         6 MONTHS         AFTER 1 YEAR
CLASS III WAREHOUSE                         $ 7.53           $ 8.60           $ 9.68             $11.50

CLASS II WAREHOUSE                          $ 8.12           $ 9.28           $10.44             $11.60

REGULAR TRUCK DRIVER                        $ 8.12           $ 9.28           $10.44             $11.60

DRIVER - CLASS II                           $ 8.47           $ 9.68           $10.89             $12.10

DRIVER - CLASS I                            $ 9.17           $10.48           $11.79             $13.10